Allergan Announces $10 Billion Accelerated Share Repurchase, Initiation of Cash Dividend in 2017

– Board Expands Share Repurchase Authorization to $15 Billion from $10 Billion –

– $5 Billion Share Repurchase Completed Ahead of Schedule –

– $10 Billion to Be Completed under Accelerated Share Repurchase (ASR) –

– Allergan Initiates Quarterly Dividend of $0.70 Per Share Beginning in Q1 2017–

– Company's Expanded Actions to Return Cash to Shareholders Demonstrate Conviction in Our Future –

DUBLIN, Nov. 2, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) today announced that it has completed its initial $5 billion in share repurchases under its previously announced share repurchase program, and its Board of Directors has approved the expansion of the share repurchase program and the initiation of a regular quarterly cash dividend for shareholders as part of the Company's capital allocation strategy. This reflects the Company's conviction in its business strategy and strong future cash flow position, allowing for periodic return of cash to shareholders through dividends and a significant share buyback program while maintaining investment grade ratings and continuing investment in stepping stone and accretive acquisitions.

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Pursuant to the Board authorization, Allergan entered into a variable tenor accelerated share repurchase program (ASR) under which the Company will repurchase $10 billion of its ordinary shares. Approximately $8 billion worth of shares are expected to be received and retired by Allergan during November 2016, based upon Allergan stock price at certain reference points during the month. The remaining shares, if any, under the ASR will be received and retired by the third quarter of 2017, although they could be received earlier if the ASR execution is completed sooner. Up to 50 percent of the ASR Program will be collared, based upon the Allergan stock price over a reference period.

This ASR follows completion of the Company's repurchase of $5 billion in common shares as part of its previously announced share repurchase program. In completing the initial $5 billion in share repurchases, the Company repurchased approximately 21 million shares in the open market at an average share price of $237.59.

The Board of Directors has also authorized the initiation of a quarterly dividend of $0.70 per share with the first payment on March 28, 2017, to shareholders of record at the close of business on February 28, 2017. The Company expects to grow the dividend on an annual basis over time.

"We continue to believe there is no greater investment than Allergan stock, given our powerful growth prospects. This decision underscores our commitment to continuously enhancing value creation for our shareholders. In its decision, the Board is demonstrating its confidence in our growth potential, pipeline, strong balance sheet and cash flows," said Brent Saunders, Chairman, CEO and President of Allergan. "We believe that these bold actions strike the right balance in our desire to return significant capital to our shareholders while maintaining our investment-grade credit ratings and preserving significant firepower to invest for growth."

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company's R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company's success is powered by our more than 16,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:

Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558